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                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of September 1, 1996 by and between CORESTAFF, INC., a Delaware corporation (hereinafter referred to as the "Company"), and JOSEPH V. AMELLA (hereinafter referred to as the "Employee").

                                   RECITALS:


         WHEREAS, Employee is currently employed by the Company as President of the Eastern Division of the Company's Support Services Group pursuant to an Employment Agreement effective August 8, 1994 (the "Original Agreement"); and

         WHEREAS, the Company and Employee have agreed to certain modifications in the terms and conditions of Employee's employment, and the Company wishes to continue to employ Employee and Employee wishes to continue in the employ of the Company on the terms herein set forth; and

         WHEREAS, in the course of his employment with the Company, Employee will gain knowledge of the business, affairs, finances, and technology, management, marketing programs and philosophy, confidential product information, customers and methods of operation of the Company, will be trained in the operation and management of the business of the Company and the marketing and sale of the Company's services through the use of techniques, technology, systems, forms and methods used and devised by the Company, will have access to lists of the Company's customers and suppliers and their needs, pricing and capabilities; and

         WHEREAS, the confidential information and trade secrets of the Company are unique and valuable to the Company and the Company would suffer irreparable harm if Employee were to





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divulge such confidential information or trade secrets to those in competition with the Company or Employee were to use such knowledge or information in competition with the Company;

         NOW, THEREFORE, in consideration of the above promises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

         1.      Definitions.

                 (a) "Adjusted EBIT" shall mean EBIT adjusted to (a) include in expense the Incentive Bonus attributable to the period and (b) exclude the (i) benefit of (1) any reduction in state unemployment taxes resulting from the reorganization of the support services companies and (2) any non-recurring or unusual items included in EBIT, which benefit was not derived from the direct efforts of the Employee, and (ii) expense related to the accrual for the Guaranteed Bonus set forth in 3.(l).

                 (b) "Adjusted EBIT Increase" shall mean Adjusted EBIT for the Bonus Period less actual Adjusted EBIT for the preceding fiscal year.

                 (c) "Affiliate" means any corporation or business entity that either controls or is controlled by the Company or is controlled by the shareholders that control the Company. For the purposes of this definition, "control" means the ownership, either directly or through an unbroken chain of control, of more than fifty percent (50%) of the equity interest or combined voting or management rights of an entity.

                 (d) "Bonus Period" shall mean each calendar year covered by this Agreement commencing with calendar year 1997.

                 (e)      "Budget Adjustment Factor" shall  mean the lesser of
1.0 or the sum of (i) the lesser of (a) 0.50 or (b) 50% times the ratio of the actual Revenue Increase to the Budgeted



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Period Revenue Increase (the "Revenue Factor") and (ii) 50% times the ratio of actual Adjusted EBIT Increase to Budgeted Period Adjusted EBIT Increase (the "Adjusted EBIT Factor").

                 (f) "Budgeted Period Adjusted EBIT" shall mean EBIT as set forth in the Budget approved by the Company's Board of Directors and adjusted for the items set forth in "Adjusted EBIT" above.

                 (g) "Budget Period Adjusted EBIT Increase" shall mean Budgeted Period Adjusted EBIT for the Bonus Period less actual Adjusted EBIT for the preceding fiscal year.

                 (h) "Budgeted Period Revenue Increase" shall mean operating revenues for the Bonus Period as set forth in the Budget approved by the Company's Board of Directors less actual operating revenues for the preceding fiscal year.

                 (i) "Cause" shall mean conduct on the part of Employee amounting to fraud, dishonesty or willful misconduct of Employee, or unsatisfactory performance of duties.

                 For purposes of this Agreement, "unsatisfactory performance of duties" shall mean Employee's continued and willful failure to adhere to the Company's written policies and procedures, failure to comply with the Company's reasonable requests for accountings, failure to perform reasonable additional duties of a similar nature assigned to Employee by the Company, or failure to comply with reasonable requests from the Company's Board of Directors, so long as such requests do not require Employee to perform any duties inconsistent with this Employment Agreement. In no event may Employee be terminated for unsatisfactory performance of duties prior to the Company's written notification to Employee of Employee's unsatisfactory performance thereof, citing specific instances of such unsatisfactory performance, and allowing Employee sixty (60) days to correct any such unsatisfactory performance of Employee's duties.





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                 (j)      "Confidential Information" shall include, but not be
limited to, all processes, technology, formulae, product information, plans, devises, compilations of information, technical data, distribution methods, supplier and customer lists, sales and marketing information, customer account records, training and operations materials, memoranda, personnel records, code books, pricing information, and any financial information concerning or relating to the business, accounts, customers, employees and affairs of the Company obtained by and furnished, disclosed or disseminated to Employee, or obtained, assembled or compiled by Employee or under his supervision, during the course of his employment by the Company, including all trade secrets, intellectual property and any techniques, systems, forms and methods which have been used and/or devised by the Company with respect to the business of the Company or which have been used and/or devised by customers of the Company and disclosed to the Company and all physical embodiments (including copies) of the foregoing, to the extent such information is not generally available to the public.

                 (k) "Disability" shall mean, in the good faith judgment of the Board of Directors of the Company, the inability of Employee to perform his duties under this Agreement for a period of at least one hundred eight
(180) consecutive days as a result of physical or mental illness or incapacity.

                 (l) "EBIT" shall mean earnings before interest and income taxes for the Employee's Area of Responsibility determined in accordance with generally accepted accounting principles.

                 (m) "Employee's Area of Responsibility" means any branch operation or other operations in the Eastern United States mutually agreed upon by Employee and the Company,




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which initially shall include the operations of Leafstone, Inc., TSTP Corp.,
Regency Staffing, Inc., COREStaff Acquisition Sub #4, Inc., MPQ Corporation, TUV Corporation, and the Atlanta, Georgia operations of Superior Temporaries, Inc., and, through December 31, 1996 only, Tri-Starr Services, Inc., Tri-Starr Personnel, Inc. and the Texas operations of Superior Temporaries, Inc.

                 (n) "Pre-tax Profits" from Employee's Area of Responsibility shall mean the excess of the net income, if any, earned from Employee's Area of Responsibility for a specified fiscal year over the net loss, if any, incurred from Employee's Area of Responsibility for such fiscal year. "Net Income" and "net loss" for purposes of this Agreement shall be computed on an accrual basis of accounting, without effect of federal income taxation (i.e., pre-tax), and shall be in accordance with books and records and in accordance with generally accepted accounting principles consistently applied.

                 (o) "Revenue Increase" shall mean actual operating revenues for the Bonus Period less actual operating revenues for the preceding fiscal year.

         2.      Terms of Employment and Employee Duties.

                 (a) The Company agrees to employ Employee as President of the Eastern Division of the Company's Support Services Group, and Employee accepts such employment with the Company in that capacity subject to the terms and conditions hereof.

                 (b) Employee will be responsible for the performance of all duties normally performed by a President of the Eastern Division of the Company's Support Services Group, for a similar business, including, but not limited to, such additional similar or compatible duties as may be assigned to Employee from time to time by the President and Chief Executive Officer or the Board of Directors of the Company.





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                 (c)      As specified duties of his employment, Employee
shall: (i) devote his full time, energy and skill during regular business hours to the performance of the duties of his employment (holidays, vacations and absences due to illness permitted hereunder excepted), and faithfully perform such duties; (ii) follow and implement management policies and decisions communicated to him by the President of the Company's Support Services Group, the President and Chief Executive Officer of the Company, or the Board of Directors of the Company or their respective designees, so long as such policies and decisions do not materially change Employee's duties, responsibilities or title, without Employee's express consent; (iii) timely prepare and forward to the Board of Directors of the Company or its designee all reports and accountings as may be reasonably requested of Employee.

                 (d) All funds and property received by Employee on behalf of the Company, or any parent or affiliated corporation, shall be received and held by Employee in trust, and Employee shall account for and remit all such funds to the Company.

         3.      Compensation and Benefits..

                 (a) For his service hereunder, the Company shall pay to Employee a base salary of Two Hundred Forty Thousand and No/100 Dollars ($240,000) per year, payable in arrears in equal semi-monthly installments through December 31, 1996. Thereafter, effective January 1, 1997, Employee may receive an increase in his base salary at the discretion of the Company's Compensation Committee of the Board of Directors.

                 (b) For the fiscal year ending December 31, 1996, Employee shall receive, if earned, a bonus equal to 10% of the incremental increase in Pre-Tax Profits derived from Employee's Area of Responsibility over the prior completed fiscal year. For the fiscal year ending





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December 31, 1997, Employee shall be eligible for an annual incentive bonus
(the "Incentive Bonus") for a Bonus Period equal to 10% of Adjusted EBIT Increase for the Bonus Period over Adjusted EBIT for the preceding fiscal year (the "10% Bonus") multiplied by the Budget Adjustment Factor. An example of the calculation of the 1997 Incentive Bonus is set forth in Annex I.

                 (c) Employee shall be entitled to take vacation, at Employee's discretion, each fiscal year in accordance with policies established from time to time by the Company; provided, however, that no more than fourteen
(14) days of vacation shall be consecutive without the prior approval of Michael T. Willis, and provided further that Employee agrees that during any such vacation Employee shall be reasonably available for contact by the Company. Employee understands that Employee may be required to spend appropriate time during no more than one week of any said vacation dealing with the business of the Company.

                 (d) Employee shall be entitled to be reimbursed in accordance with the policies of the Company, as adopted and amended from time to time, for all reasonable and necessary expenses incurred in connection with the performance of his duties of employment hereunder; provided, Employee shall, as a condition of such reimbursement, submit reasonable verification of the nature and amount of such expenses in accordance with the reimbursement policies from time to time adopted by the Company.

                 (e) Employee shall not be required to work on any holiday on which other employees of the Company in comparable positions are not required to work. In no event shall Employee be required to work on: New Year's Day, Labor Day, Independence Day, Memorial Day, Thanksgiving Day, or Christmas Day.





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                 (f)      Employee shall be entitled to participate in any
additional benefits which may be offered from time to time to Company employees generally on the same basis and subject to the same qualification requirements as apply to employees holding positions comparable to Employee.

                 (g) Employee shall be covered by dental and health plans paid for or offered by the Company.

                 (h) Employee shall be entitled to an auto allowance of $1,000 per month and a car phone allowance of up to $750 per month for business related usage only.

                 (i) In accordance with the Company's benefit plans, as the same may be amended from time to time, Employee shall be covered by one or more policies of life insurance, as to which Employee shall have the right to designate the beneficiary, in at least the amount(s) of such life insurance currently provided for the Employee by the Company.

                 (j) Employee shall be entitled to reimbursement for monthly dues and business related expenses at club to be determined by the Company and Employee.

                 (k) Employee shall be entitled to be reimbursed up to $3,500 for the fees of any attorney, accountant other professional advisor consulted in connection with the negotiation and preparation of this Agreement.

                 (l) Employee shall be entitled to receive a one-time bonus of $215,000 (the "Guaranteed Bonus") to be paid on or before December 31, 1997. If Employee has not fully satisfied his $355,000 note payable to the Company, including accrued interest, this bonus will be applied against this outstanding obligation and any amount remaining will be paid to Employee.

         4.      Term of this Agreement.





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                 (a)      The employment of Employee by the Company shall
continue from the date hereof until December 31, 1997 (the "Term"), unless sooner terminated by the Company for Cause.

                 (b) Upon the termination of the Employee's employment with the Company for Cause or upon the death or Disability of Employee, the Company shall have no further liability to the Employee or his personal representatives with respect to this Agreement, except for compensation accrued and unpaid on the date of such termination, death or Disability (which shall include unused vacation and bonuses, if applicable).

                 (c) In the event that, during the Term, the Company terminates Employee's employment without Cause, the Company shall pay all compensation and continue all benefits payable to Employee hereunder for the balance of the Term. In addition, in the event that (i) during the Term the Company terminates Employee's employment without Cause, or (ii) as of the end of the Term Employee's employment has not sooner terminated for Cause, Employee shall be entitled to receive as severance compensation, in addition to all other amounts payable hereunder, (x) in a lump sum payable on or before March 31, 1998 an amount equal to Employee's Base Compensation for 1997 (the "Severance Payment"), (y) benefits provided to the Employee pursuant to Sections 3(g) through (i) above (but not including the car phone allowance provided for in Section 3(h) through December 31, 1998 (the "Severance Term") at the same cost to Employee as of the date of termination of employment, and
(z) all options granted to Employee pursuant to Option Agreements between the Company and Employee dated April 19, 1996 and May 28, 1996, shall be deemed fully vested. At the end of the Severance Term, the Company shall issue Employee a COBRA Notice, pursuant to which he may elect continuing medical and hospitalization coverage at his own cost, and shall, at Employee's option and to the extent




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permissible under the Company's life insurance policy for Employee, transfer to
Employee, at Employee's expense, ownership of any insurance on his life, which Employee may thereafter continue in force at his own expense.

                 (d) The covenants of the Employee in Sections 5 and 6 shall survive the expiration or termination of this Agreement and the Employee's employment hereunder and shall not be extinguished thereby.

         5.      Noncompetition Agreement.

                 As a part of the consideration for the employment of Employee by the Company and the payment to Employee of the compensation referenced above, and the other consideration described herein, Employee agrees, during his employment and, without the prior written consent of the Company, for a period equal to one (1) year following the later of (i) the termination of his employment or (ii) December 31, 1998, provided Employee received the Severance Payment, directly or indirectly, as owner, employee, agent, trustee, partner, officer, director, stockholder or consultant, not to (i) employ any person who was an employee, partner, officer, director or shareholder of the Company ("Solicited Employee") at any time within six (6) months before termination of Employee's employment with the Company, unless Solicited Employee was terminated by the Company, (ii) contract or solicit any person or entity which was a customer of the Company at any time within six (6) months before the termination of Employee's employment with the Company in connection with any matters similar in nature or related to any core business conducted between or contemplated by the Company and such customer within five (5) miles of any city or county in which the Company conducts business or performs services ("Area") at any time during Employee's employment with the Company; or (iii) engage in any business competing




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with the core business of the Company, its subsidiaries or affiliates within the Area. For the purpose of this Section, "core business" shall mean any business from which the Company or any of its subsidiaries derives in excess of ten percent (10%) of the Company's or such subsidiary's annual revenues. Nothing in this Agreement shall be construed to prevent Employee from purchasing any stock or securities listed on the New York Stock Exchange or any other recognized Stock Exchange or any other recognized Stock Exchange or any over the counter stock or securities traded through the National Association of Securities Dealers.

         6.     Ownership and Non-Disclosure and Non-Use of Confidential
Information.

                (a) Employee acknowledges and agrees that all Confidential Information, including all physical embodiments thereof, are confidential to and shall be and remain the sole and exclusive property of the Company. Upon request by the Company, and in any event, upon termination of his employment with the Company for any reason, Employee shall promptly deliver to the Company all property belonging to the Company including, without limitation, all Confidential Information (and all embodiments thereof) then in his custody, control and procession.

                (b) Employee agrees that he will not, either during the terms of his employment by the Company or at any time thereafter, without the prior written consent of the Company, divulge, disclose or make available any Confidential Information to any person or entity, either directly or indirectly, nor shall he make or cause to be make, either on his own behalf or on behalf of others, any use of any such Confidential Information other than in the proper performance of his duties hereunder.

                (c) During the term of this Agreement, Employee agrees not to engage in any activity which conflicts with the interest of the Company or with Employee's duties as an



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employee.  Furthermore, during the term of this Agreement Employee agrees not to initiate or engage in any business, research or other activity which is identical, or similar to that which Employee performs for the Company nor will Employee directly or indirectly serve, advise or be employed by any individual or firm engaged in the same or a similar line of business as that carried on by the Company.

        7.      Severability and Remedies.

Employee agrees that the covenants and agreements contained in Sections 5, 6 and 8 of this Agreement, and the Subsections of these Sections, are of the essence of this Agreement and the Company agrees that the covenants and agreements contained in Sections 2, 3 and 4 of this Agreement, and the Subsections of these Sections, are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the interests and properties of the Employee and the Company; that irreparable loss and damage will be suffered by the Company should Employee breach any of such covenants and agreements; that irreparable loss and damage will be suffered by Employee should the Company breach any of such covenants and agreements; that each of such covenants and agreements in separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; that such covenants and agreements shall not be held invalid or unenforceable because of the scope of the territory or actions subject thereto or restricted thereby, or the period of item within such covenant or agreement is operative, but any court of competent jurisdiction may define the maximum territory subject to and restricted by such covenants and agreements and the period of time during which such covenant is enforceable; that the unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenant or agreement, or



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any other provision or provisions of this Agreement; and that, in addition to other remedies available to them, the Company and/or Employee shall be entitled to both temporary and permanent injunctions to prevent a breach or contemplated breach by the other party of any such covenants or agreements.

        8.     Assignment and Entirety Clause.

               This Agreement may be assigned by the Company with the consent of Employee, which consent will not be unreasonably withheld and shall inure to the benefit of any such assignee provided that such assignment does not materially alter Employee's rights, duties, position, prestige or anticipated benefits from this Agreement. The waiver by the Company or the waiver by Employee of any breach of the Agreement by the other party shall not be effective unless in writing, and no such waiver shall operate or be construed as the waiver of the same or another breach on a subsequent occasion. This Agreement embodies the entire agreement of the parties hereto relating to the employment by the Company of Employee in the capacity herein stated, any modifications to this Agreement shall be ineffective unless contained in a writing signed by all of the parties hereto. All prior understandings and agreements relating to the employment by the Company, or its affiliates, of the Employee, in whatever capacity, are hereby expressly terminated. Anything herein to the contrary notwithstanding, the Option Agreements between the Company and Employee dated April 19, 1996 and May 28, 1996 shall be deemed modified to the extent necessary to provide Employee full vesting of his options in accordance with Section 4(c) above.

         9.      Attorneys' Fees.




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                 In the event of a dispute arising out of this Agreement, the prevailing party shall be entitled to recover his or its reasonable attorneys' fees and costs, including the costs of experts, and any appeals.

         10. Law Governing. THIS AGREEMENT AND ALL ISSUES RELATING TO ITS VALIDITY, INTERPRETATION, AND PERFORMANCE SHALL BE GOVERNED BY AND INTERPRETED UNDER THE LAWS OF THE STATE OF TEXAS (OTHER THAN THE CONFLICT OF LAWS PROVISIONS THEREOF).

                 IMPORTANT; THIS AGREEMENT CONTAINS VERY IMPORTANT TERMS GOVERNING YOUR EMPLOYMENT WITH CORESTAFF, INC. PARAGRAPHS FIVE (5) AND SIX (6) CONTAIN PROVISIONS WHICH AFFECT YOUR ABILITY TO TAKE CERTAIN ACTIONS FOLLOWING THE TERMINATION OF THIS AGREEMENT. YOU SHOULD FEEL FREE TO SEEK ADVICE FROM YOUR ATTORNEY REGARDING ANY MATTER RELATING TO THIS AGREEMENT.

         BY EXECUTING THIS AGREEMENT, YOU ARE AFFIRMING THAT YOU HAVE HAD THE OPPORTUNITY TO REVIEW THIS AGREEMENT AND TO CONSULT WITH YOUR ATTORNEY IF YOU SO DESIRED, THAT YOU UNDERSTAND THE MEANING AND SIGNIFICANCE OF ALL OF ITS PROVISIONS, THAT NO REPRESENTATIONS OR PROMISES HAVE BEEN MADE TO YOU REGARDING YOUR EMPLOYMENT WHICH ARE NOT SET FORTH IN THIS AGREEMENT AND THAT YOU ARE FREELY SIGNING THIS AGREEMENT TO OBTAIN EMPLOYMENT WITH CORESTAFF, INC.





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         IN WITNESS WHEREOF, the Company and Employee have executed and delivered this Agreement as of the date above.

                                   "COMPANY"

                                   CORESTAFF, INC.

                                   By:  /s/ MICHAEL T. WILLIS
                                        --------------------------------------
                                        Michael T. Willis
                                        President and Chief Executive Officer


                                   "EMPLOYEE"

                                   /s/ JOSEPH V. AMELLA
                                   --------------------------------------------
                                   JOSEPH V. AMELLA





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